                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12



                          PHARMCHEM LABORATORIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ] Fee paid previously with preliminary materials.

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    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                                 PharmChem logo

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON MAY 19, 1998

TO THE SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PharmChem Laboratories, Inc., a California corporation (the "Company"), will be held on May 19, 1998, at 10:00 a.m., local time, at the Four Points Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089 for the following purposes:

          1. To elect directors to serve for the ensuing year and until their successors are duly elected and qualified.

          2. To ratify the appointment of KPMG Peat Marwick LLP as independent public accountants for the Company for the 1998 fiscal year.

          3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only shareholders of record at the close of business on April 1, 1998, are entitled to notice of and to vote at the Annual Meeting.

     All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.

                                          THE BOARD OF DIRECTORS

Menlo Park, California
April 17, 1998

     IMPORTANT:  WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU
                 ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                                 PHARMCHEM LOGO
                              1505-A O'BRIEN DRIVE
                          MENLO PARK, CALIFORNIA 94025
                            ------------------------

                            PROXY STATEMENT FOR 1998

                         ANNUAL MEETING OF SHAREHOLDERS
                            ------------------------

     The enclosed proxy is solicited by the Board of Directors of PharmChem Laboratories, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on Tuesday, May 19, 1998, at 10:00 a.m., local time, and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Four Points Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089. The Company's principal executive offices are located at 1505-A O'Brien Drive, Menlo Park, California 94025 and the Company's telephone number is (650) 328-6200.

     The proxy solicitation materials were mailed on or about April 17, 1998, to all shareholders entitled to vote at the Annual Meeting.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION; QUORUM

     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder has that number of votes equal to the number of shares held multiplied by the number of directors to be elected. Each shareholder may give all such votes to one candidate or distribute such shareholder's votes among the candidates as the shareholder chooses. However, the right to cumulate votes may not be exercised until the candidate or candidates have been nominated and a shareholder has given notice at the Annual Meeting of the shareholder's intention to vote cumulatively. If any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes. The candidates receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other legal effect upon the election of directors under California law. The Company seeks discretionary authority to cumulate votes in the event that additional persons are nominated at the Annual Meeting for the election of directors. In the event that cumulative voting is invoked, the proxy holders intend to cast the votes covered by the proxies received by them in such a manner under cumulative voting as they believe will ensure the election of as many of the Company's nominees as possible. While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions and broker non-votes, the Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. Abstentions and broker non-votes will not be counted for the purposes of determining the outcome of the vote on the election of directors or the proposal to ratify the appointment of the Company's independent public accountants.

     An automated system administered by the Company's transfer agent tabulates the proxies received prior to the date of the Annual Meeting. Proxies received on the date of the Annual Meeting at or prior to the time of voting are tabulated manually by a representative of the transfer agent.

     A majority of the shares outstanding on the record date constitutes the quorum required to transact business at the Annual Meeting.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram or facsimile. The Company may also retain a professional solicitor to assist in the solicitation of proxies, at a cost estimated not to exceed $4,000 plus out-of-pocket expenses.

RECORD DATE

     Shareholders of record at the close of business on April 1, 1998, are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. At the record date, 5,751,998 shares of the Company's Common Stock were issued and outstanding.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Proposals of shareholders of the Company which are intended to be presented by such shareholders at the Company's 1999 Annual Meeting of Shareholders must be received by the Company no later than December 18, 1998 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                           PRINCIPAL SHARE OWNERSHIP

     The following table sets forth the beneficial ownership of the Company's Common Stock as of January 31, 1998, by all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, by each director, by the Chief Executive Officer, by each of the four most highly compensated executive officers other than the Chief Executive Officer, and by all directors and executive officers as a group. Such figures are based upon information furnished by the persons named.

                                                           NUMBER      PERCENT OF
                          NAME                            OF SHARES      TOTAL
                          ----                            ---------    ----------
Palo Alto Investors(1)..................................   942,400        16.4%
  431 Florence Street, Suite 200
  Palo Alto, CA 94301
Richard D. Irwin(2).....................................   655,794        11.3%
  c/o Grumman Hill Associates, Inc.
  191 Elm Street
  New Canaan, CT 06840
Grumman Hill Investments, L.P.(3).......................   535,545         9.3%
  c/o Grumman Hill Associates, Inc.
  191 Elm Street
  New Canaan, CT 06840
Prism Partners I, L.P.(4)...............................   568,400         9.9%
  909 Montgomery Street, No. 400
  San Francisco, CA 94133
Banner Partners(5)......................................   456,183         7.9%
  c/o Palo Alto Investors
  431 Florence Street, Suite 200
  Palo Alto, CA 94301
Dimensional Fund Advisors Inc.(6).......................   344,300         6.0%
  1299 Ocean Avenue, 11th Floor
  Santa Monica, CA 90401
Donald R. Stroben.......................................         0           0%
Thomas S. Volpe(7)......................................    79,408         1.4%
Edward V. Collom, Jr.(8)................................    10,000           *
Neil A. Fortner(9)......................................    39,583           *
Joseph W. Halligan(10)..................................   162,447         2.8%
David A. Lattanzio(11)..................................    47,917           *
Elizabeth M. Lison(12)..................................     6,167           *
All executive officers and directors as
  a group (7 persons)(13)...............................   991,316        17.2%

---------------
  *  Less than 1.0%

 (1) William L. Edwards, the president and sole shareholder of Palo Alto Investors, may be deemed to be a beneficial owner of the shares of which Palo Alto Investors is deemed to be a beneficial owner. Palo Alto Investors is deemed a beneficial owner by virtue of its voting and dispositive power with respect to such shares, as an investment adviser managing discretionary accounts for the benefit of third persons or as a general partner of partnerships holding such shares. Palo Alto Investors and Mr. Edwards have shared voting and dispositive power with respect to all of such shares. These shares include 11,000 shares held by Mr. Edwards individually. Of these shares, 319,100 shares are held and managed for the benefit of Banner Partners and have also been included in the number of shares beneficially owned by Banner Partners. See footnote 5 below.

 (2) The number of shares shown for Mr. Irwin is based in part on his beneficial ownership interest in the shares of the Company held by Grumman Hill Investments, L.P. (see footnote 3 below) and also includes 20,000 shares held by a partnership of which Mr. Irwin is the general partner, 50,000 shares held in the Virginia Irwin Charitable Remainder Unitrust of which Mr. Irwin is the trustee, and 46,249 shares purchasable by Mr. Irwin within 60 days of January 31, 1998, pursuant to outstanding options. Mr. Irwin is a director of the Company. Mr. Irwin has shared voting and dispositive power with respect to 555,545 of these shares (i.e., the shares held by Grumman Hill Investments, L.P. and such partnership) and sole voting and dispositive power with respect to the balance of such shares.

 (3) Mr. Irwin, as the manager of Grumman Hill Company, L.L.C., the general partner of Grumman Hill Investments, L.P., may be deemed to be a beneficial owner of the shares held by Grumman Hill Investments, L.P. Mr. Irwin is a director of the Company. See footnote 2 above. Grumman Hill Investments, L.P. has shared voting and dispositive power with respect to such shares.

 (4) Weintraub Capital Management, an investment adviser to and general partner of Prism Partners I, and Jerald M. Weintraub, managing general partner of Weintraub Capital Management, may be deemed to be beneficial owners of the shares held by Prism Partners I, L.P. Prism Partners I, L.P., Jerald M. Weintraub and Weintraub Capital Management have shared voting and dispositive power with respect to all of such shares.

 (5) Of these shares, 319,100 shares are held and managed for the benefit of Banner Partners by Palo Alto Investors. Banner Partners has shared voting and dispositive power with respect to such shares. Such shares have also been included in the number of shares beneficially owned by Palo Alto Investors. See footnote 1 above. Independently of Palo Alto Investors, Banner Partners owns an additional 137,083 shares of the Company. Banner Partners has sole voting and dispositive power with respect to such shares. As general partners of Banner Partners, William C. Edwards and Alan R. Brudos may be deemed to be beneficial owners of shares beneficially owned by Banner Partners.

 (6) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 344,300 shares as of January 31, 1998, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company (the "Fund"), or in series of the DFA Investment Trust Company, a Delaware business trust (the "Trust"), or the DFA Group Trust and DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole voting power with respect to 226,700 shares and sole dispositive power with respect to all of such shares. Persons who are officers of Dimensional also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 48,300 shares owned by the Fund and 69,300 shares owned by the Trust (all of which shares are included in the 344,300 shares with respect to which Dimensional has sole dispositive power).

 (7) Includes 46,249 shares purchasable by Mr. Volpe within 60 days of January 31, 1998, pursuant to outstanding options. Mr. Volpe is a director of the Company but is not standing for re-election.

 (8) These shares are purchasable by Mr. Collom within 60 days of January 31, 1998, pursuant to outstanding options. Mr. Collom was formerly an executive officer of the Company.

 (9) These shares are purchasable by Mr. Fortner within 60 days of January 31, 1998, pursuant to outstanding options. Mr. Fortner is an executive officer of the Company.

(10) These shares are purchasable by Mr. Halligan within 60 days of January 31, 1998, pursuant to outstanding options. Mr. Halligan is a director and chief executive officer of the Company.

(11) These shares are purchasable by Mr. Lattanzio within 60 days of January 31, 1998, pursuant to outstanding options. Mr. Lattanzio is an executive officer of the Company.

(12) These shares are purchasable by Ms. Lison within 60 days of January 31, 1998, pursuant to outstanding options. Ms. Lison is an executive officer of the Company.

(13) Includes 348,612 shares purchasable within 60 days of January 31, 1998, pursuant to outstanding options. Includes 535,545 shares held by Grumman Hill Investments, L.P. as noted in footnotes (2) and (3). Shares held by Mr. Collom have not been included for purposes of this calculation as Mr. Collom was not an executive officer of the Company on January 31, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and the holders of 10% or more of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of equity securities of the Company. Elizabeth M. Lison's Form 3 was filed approximately one month late. Based upon a review of Forms 3, 4 and 5, and written representations of the Company's directors, executive officers, and 10% shareholders as to whether Forms 5 were required to be filed by them, the Company believes that all other reports required pursuant to Section 16(a) with respect to the 1997 fiscal year were timely filed.

                 REPORT OF THE OFFICERS COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

     The Officers Compensation Committee of the Board of Directors reviews and approves salaries, bonuses and other benefits payable to the Company's executive officers and administers the Company's 1988 Incentive Stock Plan, 1997 Equity Incentive Plan and 1992 Director Option Plan with respect to officers and directors. The Officers Compensation Committee is composed of two non-employee directors.

     The philosophy used by the Officers Compensation Committee in establishing compensation for executive officers, including the Chief Executive Officer, is to attract and retain key personnel through the payment of competitive base salaries, annual bonuses and stock ownership. Where appropriate, relocation benefits are paid to attract key individuals.

     Salaries of executive officers have been negotiated between the Company and each executive officer, and were influenced by such factors as salaries paid by similar companies for similar positions, the skills, training and experience of the individual executive officer, the availability of persons with similar abilities and the geographic location of the Company's offices. The companies that the Officers Compensation Committee considers to be similar to the Company for purposes of making such determination are principally those companies against which the Company competes for executive personnel, namely, other companies (three of which comprise the peer group index on page 10) in the business of providing drug testing, clinical testing and related services. The Committee also reviews salaries of executive officers of companies outside the industry whose size approximates that of the Company. The Officers Compensation Committee believes that it has an adequate knowledge of the compensation levels of such other companies as a result of information gathered through information available to the public, recruitment efforts and compensation negotiations directed at candidates employed by such other companies, as well as data gathered from time to time by independent consultants and as a result of interactions between the Company's personnel and the personnel of such other companies. Based on the information it has been able to gather with respect to companies in the business of providing drug testing, clinical testing and related services, the Officers Compensation Committee believes that the salaries of the Company's executive officers are slightly below the mean of the executive salary levels of such other companies. However, when bonuses are added to the Company's executive officers' salaries, such total compensation approximates the mean of salaries at companies with which the Company competes for executive personnel. The Company's headquarters and main laboratory are located in the Silicon Valley of Northern California. This area's unemployment rate ranks below that of the nation as well as that of the entire State of California. Furthermore, the cost of living is one of the highest in the United States. Accordingly, the recruitment and retention of key employees (including executive officers) is subject to intense competition which often makes it quite difficult to locate, hire and/or retain qualified personnel. The Committee, therefore, also takes these factors into consideration when evaluating salary increases and bonus awards.

     In its annual review and adjustment of executive officers' salaries, the Officers Compensation Committee takes into account primarily the performance of the individual executive officer during the prior year, increases in the cost of living, and the executive officer's participation in strategic projects of long-term benefit to the Company such as improvement of laboratory process flow, turn around time, results reporting and cost reduction programs. In determining the Company's ability to increase salaries paid to its executive officers, the Officers Compensation Committee also takes into account the operating results and overall operations of the Company as a whole. In determining the salary increase and bonus of any particular executive officer, the

Officers Compensation Committee takes into account those elements of the Company's operations within the scope of authority of the particular executive. The emphasis placed on any particular element of the Company's operations depends on the nature of the executive officer's responsibilities. For example, revenues are scrutinized more closely in setting the compensation level of an officer in charge of sales or customer service functions than an officer in charge of laboratory operations or scientific matters. The consideration of additional factors and the weight given to any particular factor are within the discretion of the Officers Compensation Committee.

     The Officers Compensation Committee believes that, because the Chief Executive Officer is responsible for the overall operations of the Company, his personal performance should be judged based on the performance of the Company as a whole, determined primarily by reference to the Company's operating results and net income, and his contributions to the long-term success of the Company. Adjustments to the Chief Executive Officer's salary are influenced accordingly.

     The Officers Compensation Committee has traditionally taken a conservative approach to salary increases, choosing to provide incentives to executive officers primarily through the Company's bonus plan and the 1988 Incentive Stock Plan. Total annualized compensation to executive officers in 1997, based on the "salary," "bonus," "other annual compensation" and "all other compensation" captions in the Summary Compensation Table which follows, decreased 5.2% from the prior year (which included total compensation to individuals who occupied similar positions with the Company in 1996 but who are no longer employed). The total compensation paid to Mr. Halligan in 1997 represented a 1.0% decrease in 1997 with respect to the compensation paid to Mr. Halligan in 1996. When Mr. Halligan was hired in November 1995, his 1996 salary and a minimum bonus commitment for 1996 of $50,000 were negotiated with the Officers Compensation Committee. Mr. Halligan was not paid a bonus for 1995. The salaries of Messrs. Halligan and Lattanzio have not been changed since they were hired in November 1995 and April 1996, respectively.

     Under the Company's bonus plan, employees, including executive officers, are eligible to receive an annual bonus at the end of each year if financial targets relating to operating income, cash flow and return on invested capital and other non-financial targets set annually by the Officers Compensation Committee are achieved. In the past, the Officers Compensation Committee has authorized the payment of bonuses even when these targets were not fully met and may decide to do so again in the future, particularly when such payments are deemed appropriate to retain key personnel as described above. Since these targets for 1997 were not achieved, bonuses were paid at a reduced level as determined by the Officers Compensation Committee. The portion of the bonus pool set aside for executive officers, and the allocation of that amount among the executive officers, is set by the Officers Compensation Committee after considering the report of the Chief Executive Officer regarding individual performance and contribution. In 1997, the aggregate amount paid under the bonus plan to executive officers was 16.6% of the aggregate base salaries paid to executive officers compared to 21.0% in 1996. Bonus payments to executive officers for 1997 were based upon each individual's performance as well as the overall results of the Company. The latter include the ongoing installation of a new infrastructure to position the Company to move forward and seize upon sales opportunities more quickly and efficiently, the introduction of process-flow operations to the laboratories, the installation of integrated order entry and printing systems and the automation of results reporting. Bonuses for 1995 performance were paid in 1996 to the two executive officers who continued in the Company's employ from 1995 to 1996 as a result of their achievement of their 1995 operating objectives and are presented as 1995 payments in the Summary Compensation Table. Based upon the information available to the Company with respect to companies in the business of providing drug testing, clinical testing and related services, the Officers Compensation Committee believes that the total compensation (including salaries and bonuses) of the Company's executive officers is below the mean of total compensation levels of such other companies.

     Options and stock purchase rights are granted under the Company's 1988 Incentive Stock Plan and 1997 Equity Incentive Plan (the "Plans") in order to give employees a stake in the long term success of the Company. Awards to executive officers are generally made at the time of their employment with the Company, and from time to time thereafter within the discretion of the Officers Compensation Committee. The factors considered by the Officers Compensation Committee in determining the timing of grants under the Plans, and the number of shares subject thereto, are similar to the factors considered by the Officers

Compensation Committee in adjusting base salary. No options were granted to executive officers in 1997. Option grants under the Company's 1992 Director Option Plan are automatic and nondiscretionary.

     The Company provides relocation assistance to certain executive officers upon their employment with the Company, when necessary to attract those personnel. Eligibility for and the terms of relocation benefits are determined on a case by case basis. No relocation assistance was provided in 1997.

     The Officers Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility by corporations of executive compensation in excess of $1 million per executive per year. The Officers Compensation Committee currently does not intend to adopt a policy attempting to qualify any portion of the compensation paid to its executive officers for an exemption from the deductibility limitations of Section 162(m). The non-equity based compensation paid to the Chief Executive Officer and the four highest paid other executive officers in fiscal year 1997, and expected to be paid in fiscal year 1998, does not exceed $1 million for any individual.

                                Richard D. Irwin
                                Thomas S. Volpe

                      EXECUTIVE OFFICERS AND COMPENSATION

EXECUTIVE OFFICERS OF PHARMCHEM

     Information listed under the caption "Executive Officers of PharmChem" at the end of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Securities and Exchange Commission, is incorporated in this Proxy Statement by reference.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Officers Compensation Committee of the Company's Board of Directors is composed of two non-employee directors, Richard D. Irwin and Thomas S. Volpe. No interlocking relationship exists between the Company's Board of Directors or Officers Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

CERTAIN TRANSACTIONS

     In connection with his relocation at the time of accepting employment with the Company in July 1991, the Board approved a loan from the Company to Neil A. Fortner, Vice President, Laboratory Operations, in the amount of $109,000 (the "Fortner Loan") for the purpose of purchasing a primary residence. In lieu of interest payments on the Fortner Loan, the Company is entitled to 25% of the net proceeds upon the sale of such residence. The Fortner Loan is evidenced by a loan agreement and promissory note, and is secured by a Deed of Trust on the primary residence. During 1997, the maximum principal amount outstanding under the Fortner Loan was $109,000, and the amount outstanding as of December 31, 1997, was $109,000. The Board also approved payment of monthly housing allowances to Mr. Fortner and Elizabeth Lison, Vice President, Customer Service, designed to compensate Mr. Fortner and Ms. Lison for the excess of certain housing expenses over the level of such expenses at their previous locations. Such allowances during 1997 totaled $35,237 for Mr. Fortner and $15,000 for Ms. Lison.

CASH COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the cash compensation paid, with respect to the three most recent fiscal years, to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer who were serving as executive officers at the end of fiscal 1997.

                                                                                LONG TERM
                                                                              COMPENSATION
                                                                                 AWARDS
                                                                             ---------------
                                                                                NUMBER OF
                                           ANNUAL COMPENSATION                  SHARES OF
                                -----------------------------------------     COMMON STOCK
                                                             OTHER ANNUAL      UNDERLYING        ALL OTHER
                                        SALARY     BONUS     COMPENSATION    OPTIONS GRANTED    COMPENSATION
 NAME AND PRINCIPAL POSITION    YEAR      ($)       ($)          ($)               (#)              ($)
 ---------------------------    ----    -------    ------    ------------    ---------------    ------------
Joseph W. Halligan              1997    250,000    55,000            0                 0            2,386(1)
  President, Chief              1996    250,000    60,000            0                 0              492(2)
  Executive Officer             1995     36,932         0            0           278,480                0
Edward V. Collom, Jr.(3)        1997    115,000         0            0                 0            1,029(4)
  Vice President, Business      1996     95,833    12,000            0            20,000            1,205(5)
  Development
Neil A. Fortner                 1997    104,845    15,000       35,237(6)              0            4,145(7)
  Vice President, Laboratory    1996    100,000    14,000       35,237(6)              0            3,920(8)
  Operations                    1995    100,000     8,214(9)    35,237(6)         50,000            2,251(10)
David A. Lattanzio              1997    135,000    35,000            0                 0            3,306(11)
  Vice President,               1996    107,548    40,000            0           100,000           25,839(12)
  Chief Financial Officer and
  Secretary
Elizabeth M. Lison              1997    118,654    15,000       15,000(6)              0            2,375(13)
  Vice President, Customer
  Service

---------------
 (1) Includes $1,800, $504 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (2) Includes $302, $122 and $68 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (3) Mr. Collom resigned from the Company effective December 31, 1997.

 (4) Includes $450, $386 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $111 for the Company matching contribution to the 401(k) plan.

 (5) Includes $1,069, $88 and $48 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

 (6) Housing allowance.

 (7) Includes $3,132, $356 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $575 for the Company matching contribution to the 401(k) plan.

 (8) Includes $3,171, $104 and $81 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $564 for the Company matching contribution to the 401(k) plan.

 (9) Includes $8,114 paid in 1996 as a bonus for 1995 performance.

(10) Includes $1,548 for the Company portion of health insurance premiums and $703 for the Company matching contribution to the 401(k) plan.

(11) Includes $2,645, $454 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $125 for the Company matching contribution to the 401(k) plan.

(12) Includes $1,351, $95 and $41 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $24,352 in consulting fees paid to Mr. Lattanzio for services from January 31, 1996 through March 31, 1996.

(13) Includes $1,805, $386 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively, and $102 for the Company matching contribution to the 401(k) plan.

(14) Includes $1,706, $58 and $82 for the Company portion of health insurance, group term life insurance and long-term disability premiums, respectively.

OPTIONS

     The following table sets forth, as to the executive officers named in the Summary Compensation Table, certain information relating to options for the purchase of Common Stock held at the end of fiscal 1997. No stock options were granted to executive officers or exercised by executive officers in 1997.

                                      NUMBER OF SHARES
                                      OF COMMON STOCK             VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                   OPTIONS AT FY-END (#):             AT FY-END ($)
             NAME                EXERCISABLE/UNEXERCISABLE*    EXERCISABLE/UNEXERCISABLE**
             ----                --------------------------    ---------------------------
Joseph W. Halligan.............       145,042/133,438                $     0/$    0
Edward V. Collom, Jr...........         8,750/ 11,250                $     0/$    0
Neil A. Fortner................        36,458/ 13,452                $22,786/$8,408
David A. Lattanzio.............        41,667/ 58,333                $     0/$    0
Elizabeth M. Lison.............         5,542/  4,458                 $ 1,823/$ 677

---------------
 * On March 24, 1998, the Compensation Committee of the Board of Directors recommended to the Board of Directors that the holders of incentive stock options issued under the 1988 Incentive Stock Option Plan (the "Plan") be provided the opportunity to have such options "repriced." Options held as of March 24, 1998 with exercise prices below the closing price of the Company's common stock on March 24, 1998 ($2.375) would be canceled and new options granted for the same number canceled at the closing market price on March 24, 1998. The Board approved the recommendation of the Compensation Committee, the terms of which would include the commencement of a new four-year vesting period beginning March 24, 1998. Assuming that the named executive officers elect to reprice all options with exercise prices in excess of $2.375, the number of exercisable/unexercisable options as of March 24, 1998 would be 0/278,480 for Mr. Halligan, 0/100,000 for Mr. Lattanzio and 2,917/7,083 for Ms. Lison. Mr. Collom, who was formerly an executive officer of the Company, is not eligible for a repricing election.

** Assuming that the named executive officers elect to reprice all options with exercise prices in excess of $2.375, the value of unexercised in-the-money options exercisable/unexercisable as of March 24, 1998 would be $0/$0 for Messrs. Halligan and Lattanzio and $1,556/$344 for Ms. Lison (which figures for Ms. Lison include the value as of March 24, 1998 of an unexercised in-the-money option with an exercise price of less than $2.375).

                  STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total returns for the five years ended December 31, 1997 of a $100 investment on December 31, 1992 in the Company's Common Stock, the Standard & Poors 500 Composite Index, the Standard & Poors Small Cap 600 Composite Index and a peer group of companies selected by the Company. The graph assumes that all dividends, if any, were reinvested. Effective with this Proxy Statement, the Company has changed from the Standard & Poors 500 Composite Index, which it has used since 1992, to the Standard & Poors Small Cap 600 Composite Index because it believes that the companies included in the Small Cap 600 Composite Index provide a better comparison based on the Company's size. The information based on the Standard & Poors 500 Composite Index is displayed for comparative purposes as required by the Securities and Exchange Commission's rules and will not be provided in the future. The companies comprising the peer group are Psychemedics Corporation, Medtox Scientific, Inc. and Laboratory Specialists of America, Inc., which the Company believes are the only companies providing substantially comparable services to those of the Company. The peer group in the Company's Proxy Statement for the May 20, 1997 annual meeting of shareholders was comprised of Unilab Corporation and Universal Standard Healthcare, Inc. (formerly Universal Standard Medical Laboratories, Inc.), which no longer provide services comparable to those of the Company, and Substance Abuse Technologies Inc., whose common stock has not traded publicly since September 1997 and was delisted in December 1997.

                                PHARMCHEM                        S & P SMALL
     Measurement Period        LABORATORIES      S & P 500         CAP 600
   (Fiscal Year Covered)           INC.            INDEX            INDEX          PEER GROUP
Dec. 92                           100.00           100.00           100.00          100.00
Dec. 93                            60.53           110.08           118.79           50.06
Dec. 94                            42.11           111.53           113.12           70.44
Dec. 95                            94.74           153.45           147.01           96.08
Dec. 96                           113.16           188.68           178.35           86.85
Dec. 97                            55.26           251.53           223.96           86.47

                                 PROPOSAL ONE:

                             ELECTION OF DIRECTORS

NOMINEES

     A board of three (3) directors is to be elected at the Annual Meeting. The Board of Directors has nominated two of the Company's current directors, Joseph
W. Halligan and Richard D. Irwin, to stand for re-election. Thomas Volpe, the third member of the current Board of Directors, has declined to stand for re-election due to competing time commitments. The Board of Directors has nominated Donald R. Stroben in Mr. Volpe's stead. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's three (3) nominees named below. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

                             DIRECTOR
       NAME           AGE     SINCE                  PRINCIPAL OCCUPATION
       ----           ---    --------                --------------------
Joseph W. Halligan    53      1995       President and Chief Executive Officer of the
                                         Company
Richard D. Irwin      62      1987       Chairman of the Board of Directors of the
                                         Company, and President of Grumman Hill
                                         Associates, Inc.
Donald R. Stroben     67     Nominee     Managing General Partner of
                                         Princeton/Montrose Partners and Chairman of
                                         Stroben & Hahn Inc.

     Mr. Halligan has been President and Chief Executive Officer of the Company since November 1995. From 1988 to 1995, Mr. Halligan was President and CEO of E.S.I. Consulting Group, a private consulting practice, specializing in advising and operating high growth, consumer and service oriented companies. Before forming his consulting practice, Mr. Halligan served from 1983 to 1987 as President and CEO of a privately-held company, Laura Scudder's, Inc. From 1969 to 1983, Mr. Halligan served as Senior Vice President of Fotomat Corporation and President of its subsidiary, Video Services of America.

     Mr. Irwin has been Chairman of the Board of Directors of the Company since November 1995. Mr. Irwin is a co-founder and President of Grumman Hill Associates, Inc. ("Grumman Hill"), a venture capital firm headquartered in New Canaan, Connecticut. Prior to founding Grumman Hill in 1985, he served as a Managing Director of Dillon, Read & Co., Inc. from 1983 to 1985. Mr. Irwin is also a member of the board of directors of IXC Communications Inc.

     Mr. Volpe is the President of Volpe Brown Whelan & Company, LLC, a private investment banking and risk capital firm in San Francisco, California. Prior to founding the predecessor of Volpe Brown Whelan & Company, LLC in 1986, Mr. Volpe was employed by Hambrecht & Quist Incorporated, a venture capital and investment banking firm, with his most recent positions being President, Chief Executive Officer and Director. Mr. Volpe is also a member of the board of directors of Linear Technology Corporation. Mr. Volpe is not standing for re-election.

     Mr. Stroben has, since 1981, been managing General Partner of Princeton/Montrose Partners, a venture capital partnership headquartered in Solana Beach, California, and Chairman of Stroben & Hahn Inc., the management company of Princeton/Montrose Partners. Mr. Stroben is also a member of the Board of Directors of Etz Lavud Ltd. and served as a member of the Board of Directors of Westbrae Natural Foods Inc. until October 1997.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of four meetings during the fiscal year ended December 31, 1997. Each director attended all of the meetings of the Board of Directors held during fiscal year 1997 and all of the meetings held by all committees of the Board of Directors during fiscal year 1997 on which he served.

     The Audit Committee, which consists of Messrs. Volpe and Irwin, met once during fiscal year 1997. The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent accountants and to review the Company's accounting principles and its system of internal accounting controls.

     The Officers Compensation Committee, which consists of Messrs. Volpe and Irwin, met three times during fiscal year 1997. The function of the Officers Compensation Committee is to review and approve salaries, bonuses and other benefits payable to the Company's executive officers and to administer the Company's 1988 Incentive Stock Plan, 1997 Equity Incentive Plan and 1992 Director Option Plan. See "Report of the Officers Compensation Committee of the Board of Directors."

     The Company does not have a nominating committee.

COMPENSATION

     Each Board member who is not also an employee of the Company has the right to a fee of $1,000 per meeting attended in consideration of services as a director. Board members are also reimbursed for their expenses for each meeting attended. Previously, under the Company's 1992 Director Option Plan each director annually received an option to purchase 15,000 shares of Common Stock. The 1992 Director Option Plan was amended to provide that as of January 1, 1996, each director annually shall receive an option to purchase 5,000 shares of Common Stock, which grant may be voluntarily waived by a director. Mr. Halligan waived his 1996 grant. The 1992 Director Option Plan was further amended as of March 4, 1997 to provide that grants thereunder will be made only to non-employee directors. The exercise price of options granted under the 1992 Director Option Plan is the fair market value at the date of grant. Except as described above, directors do not receive additional compensation for their services as directors of the Company or as members of committees of the Board of Directors.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

     With respect to the election of directors, shareholders have cumulative voting rights, which means that each shareholder has that number of votes equal to the number of shares held multiplied by the number of directors to be elected. Each shareholder may give all such votes to one candidate or distribute such shareholder's votes among the candidates as the shareholder chooses. However, the right to cumulate votes may not be exercised until the candidate or candidates have been nominated and a shareholder has given notice at the Annual Meeting of the shareholder's intention to vote cumulatively. If any shareholder present at the Annual Meeting gives such notice, all shareholders may cumulate their votes. The candidates receiving the highest number of votes of shares entitled to vote for them, up to the number of directors to be elected, will be elected. Votes withheld will be counted for the purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting, but will have no other legal effect upon the election of directors under California law. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES SET FORTH HEREIN.

                                 PROPOSAL TWO:

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

     On April 7, 1997, pursuant to approval by the Board of Directors upon recommendation by the Audit Committee, the Company selected KPMG Peat Marwick LLP, independent public accountants, to replace Arthur Andersen LLP to audit the consolidated financial statements of the Company for 1997. The former principal accountant's reports on the Company's financial statements for either of the past two fiscal years have not contained an adverse opinion or a disclaimer of opinion, nor have its opinions been qualified or modified as to uncertainty, audit scope or accounting principles. During the Company's two most recent fiscal years and the subsequent interim period preceding the Company's replacement of its principal accountant, there were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of the former accountant, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports.

     Upon recommendation of the Audit Committee, the Board of Directors has selected KPMG Peat Marwick LLP to audit the consolidated financial statements of the Company for 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with the best judgment of such persons.

                                          THE BOARD OF DIRECTORS

Menlo Park, California
April 17, 1998

     INFORMATION LISTED UNDER THE CAPTION "EXECUTIVE OFFICERS OF PHARMCHEM" AT THE END OF PART I OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCORPORATED IN THIS PROXY STATEMENT BY REFERENCE.

PROXY

                          PHARMCHEM LABORATORIES, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   ANNUAL MEETING OF SHAREHOLDERS MAY 19, 1998

    The undersigned shareholder of PharmChem Laboratories, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 17, 1998, and hereby appoints Joseph W. Halligan and David A. Lattanzio, and each of them individually, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of PHARMCHEM LABORATORIES, INC., to be held on May 19, 1998, at 10:00 a.m., local time, at the Four Points Sheraton Hotel, 1100 North Mathilda Avenue, Sunnyvale, California 94089 and at any adjournment(s) thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

    Either of such attorneys or substitutes shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

        (CONTINUED AND TO BE MARKED, DATED AND SIGNED ON THE OTHER SIDE)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                   Please mark
                                                  your votes as
                                                   indicated in
                                                   this example.    [X]

                                                   FOR         WITHHELD
                                                               FOR ALL
1. ELECTION OF DIRECTORS.                          [ ]          [ ]

   Nominees:  Joseph W. Halligan, Richard D. Irwin,
              Donald R. Stroben

   WITHHELD FOR: (Write that nominee's name in the space provided below.)

   ---------------------------------------------

                                                             FOR      AGAINST     ABSTAIN
2.  PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG Peat          [ ]        [ ]         [ ]
    Marwick LLP as independent public accountants for
    the company for the 1998 fiscal year.
3.  Upon such other matters as may properly come before      FOR      AGAINST     ABSTAIN
    the meeting or any adjournments or postponements         [ ]        [ ]         [ ]
    thereof.


    Check here if you plan to attend the Annual Meeting.                [ ]


PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND
RETURN IT IN THE ACCOMPANYING ENVELOPE.


Signature(s)                                      Date
            --------------------------------------     ------------------------
NOTE: Please sign exactly as your name appears on this proxy. If signing for an estate, trust or corporation, your title and capacity should be stated. If shares are held jointly, each holder should sign.


--------------------------------------------------------------------------------
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